Exhibit 5.4

JEQM 70-40223063/DJQB	5 April 2007
Elan Finance public limited company
Elan Finance Corp.
Elan Corporation, plc
c/o Elan Corporation, plc
Lincoln House
Lincoln Place
Dublin 2
Ireland
Dear Sirs
Elan Finance Corp. and Elan Finance public limited company (the “Co-Issuers” and each a “Co-Issuer”)
Elan Corporation, plc (“Elan”)
Elan Pharma Limited, Meadway
Pharmaceuticals Ltd. and The Liposome Company Limited (each, an “English Subsidiary
Guarantor” and together, the “English Subsidiary Guarantors”) US$465,000,000 8.875%
Senior Exchange Notes due 2013 and US$150,000,000 Senior Floating Rate Exchange
Notes due 2013
We have acted on the instructions of Elan Finance Corp., a Delaware corporation, Elan Finance public limited company, an Irish public limited company, Elan Corporation, plc, an Irish public limited company and certain of Elan’s English subsidiaries listed above in connection with the Co-Issuers offer to exchange:
(a)	US$465,000,000 of the Co-Issuers 8.875% Senior Exchange Notes due 2013; and

(b)	US150,000,000 of the Co-Issuers Senior Floating Rate Exchange Notes due 2013 (together, the “Exchange Notes”), for an identical principal amount at maturity of the Co-Issuers 8.875% Senior Exchange Notes due 2013 and the Co-Issuers Senior Floating Rate Exchange Notes due 2013 (together the “Outstanding Exchange Notes”) and together with the Exchange Notes (the “Notes”).

1.	DOCUMENTS

For the purpose of this letter, we have examined inter alia the following:

1.1	A copy of the executed version of the indenture dated 22 November 2006 relating to the Exchange Notes (the “Indenture”) including the note guarantees contained therein provided by the English Subsidiary Guarantors (the “Guarantees”);

1.2	A copy of the memorandum and articles of association and the certificate of incorporation (and any certificate of incorporation on change of name) of each of the English Subsidiary Guarantors (together, the “Constitutive Documents);

1.3	A copy of the written resolutions of the board of directors of each of the English Subsidiary Guarantors (the “Board Resolutions”);

1.4	A copy of a certificate from Companies House dated 4 April 2007 for each of the English Subsidiary Guarantors certifying inter alia that each English Subsidiary Guarantor has been in continuous and unbroken existence since the date of incorporation, that no action is currently being taken by the Registrar of Companies to strike the company off the register and dissolve it as defunct and confirming, so far as the Registrar is aware, the solvency of each English Subsidiary Guarantor; (together, the “Companies House Certificates”); and

1.5	A copy of a certificate of an officer of each English Subsidiary Guarantor dated 22 November 2006 (the “Officers’ Certificates”) and together with the Constitutive Documents and the Board Resolutions, the “Authorisation Documents”).

Unless defined herein, terms and expressions which are defined in the Indenture have the respective meanings where used in this letter.

2.	ENGLISH LAW

The opinions set out in this letter relate only to English law as applied by the English courts as at today’s date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law. We assume no responsibility for revising or updating our opinion to take into account changes in law, changes in practice or events or circumstances occurring after the date of this opinion.

3.	ASSUMPTIONS

The opinion set out in this letter are based upon the following assumptions:

3.1	The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as emailed, certified, photostatic or faxed copies and the authenticity of the originals of such documents;

3.2	That the Indenture was duly authorised by and duly executed and delivered by or on behalf of each of the parties thereto (except the English Subsidiary Guarantors) and that entering into the Indenture and the performance thereof was at the time of entry into the transactions contemplated therein and is currently within the capacity and powers of each of them (except as aforesaid);

3.3	That the copies of the Constitutive Documents of each of the English Subsidiary Guarantors referred to above were at the time of entry into the Indenture and are now true and up-to-date;

3.4	That the resolutions set out in the Board Resolutions of each of the English Subsidiary Guarantors were duly adopted by the directors of such English Subsidiary Guarantor, have not been revoked or suspended and are in full force and effect;

3.5	That the matters set out in the Companies House Certificate of each of the English Subsidiary Guarantors were at the time of entry into the Indenture and are now true and accurate in all respects;

3.6	That each director of each of the English Subsidiary Guarantors had at the time of entry into the Indenture and has since then disclosed any interest which he may have in the transactions contemplated by the Indenture in accordance with the provisions of the Companies Act 1985 and the articles of association of such relevant English Subsidiary Guarantor and that none of the directors of that English Subsidiary Guarantor had or has any interest in such transactions except to the extent permitted by the articles of association of that English Subsidiary Guarantor;

3.7	That upon entry into the transactions contemplated by the Indenture there had been and that since then there has been no alteration in the status or condition of each of the English Subsidiary Guarantors as revealed by a search carried out against each of the English Subsidiary Guarantors at the Companies Registration Office in London at 5.45 p.m. on 4 April 2007 and an enquiry by telephone in respect of each of the English Subsidiary Guarantors at the Central Index of Winding Up Petitions at 10.36 a.m. on 4 April 2007;

3.8	That the directors of each of the English Subsidiary Guarantors, in resolving to give the guarantees under the Indenture and to execute, deliver and perform the obligation under the Indenture, acted bona fide and in the interests of that English Subsidiary Guarantor;

3.9	The absence of any other arrangements between any of the parties to the Indenture which modify or supersede any of the terms of the Indenture;

3.10	That all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indenture under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected; and

3.11	That as a matter of New York law (being the law by which each of them is expressed to be governed) the Indenture constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their respective terms.

4.	OPINION

On the basis of such assumptions we are of the opinion that the execution of the Indenture, and the giving of the Guarantees by each English Subsidiary Guarantor pursuant to the Indenture, have been duly authorised by each English Subsidiary Guarantor.

5.	LIMITS OF OUR OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter, nor as to any liability to tax which may arise or be suffered as a result of or in connection with the Indenture.

This opinion is given solely for the purposes of the Form F-4 to be filed with the United States Securities and Exchange Commission (the “Commission”) in connection with the Exchange Notes. Furthermore this opinion is given on the basis that any limitation on the liability of any other adviser to all or any of the persons to whom this letter is addressed, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

We hereby consent to the filing of this opinion as an exhibit to the Co-Issuers Registration Statement on Form F-4 to be filed with the United States Securities and Exchange Commission with respect to the Exchange Notes and the Guarantees, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Yours faithfully,

/s/ Clifford Chance